August 16, 2005



Mail Stop 3561

By Facsimile and U.S. Mail

Mr. Evan J. Griffith
Chief Executive Officer
Chugach Electric Association, Inc
5601 Electron Dr.
Anchorage, Alaska 99518


Re:	Chugach Electric Association, Inc
	Form 10-K for the year ended December 31, 2004
	Filed March 31, 2005
	File No. 3-42125

Dear Mr. Griffith:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


			Jim Allegretto
			Sr. Assistant Chief Accountant